Exhibit 10.118

AMENDMENT

to the
PARTICIPATING PROVIDER AGREEMENT
between
FOUNDATION HEALTH SYSTEMS AFFILIATES
and
PROSPECT MEDICAL GROUP

The Provider Services Agreement dated January 1, 1998 between Prospect Medical Group (“PPG”) and Foundation Health Systems Affiliate(s) (“FHS”) is hereby amended effective January 1, 1998.

FHS and PPG hereby agree to amend the Agreement as follows:

1.                                       Section 1.10, Emergency, shall be deleted in its entirety and replaced with the following:

1.10         Emergency.  A medical condition manifesting itself by acute symptoms of sufficient severity such that a prudent layperson who possesses average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in: (i) placing the individual in serious jeopardy (and in the case of a pregnant woman, her health or that of her unborn child); (ii) serious impairment to bodily functions; or (iii) serious dysfunction of any bodily organ or part. FHS shall have the final authority in decisions regarding emergencies and emergency services.

2.                                       Section 1.17, Operations Manual, shall be amended to add the following sentence:

PPG agrees to be contractually bound to comply with the Operations Manual, including the medical policy manuals, and any updates or revisions to such, to be issued to PPG.

3.                                       Section 4.3, Offsetting, Subsection (d) shall be amended to add the following sentence:

In no event shall PPG be required to make any cash payments to FHS for any deficit in a shared risk program for institutional services.

4.                                       Section 4.9, Third Party Recoveries, shall be deleted in its entirety and replaced with the following:

4.9           Third Party Recoveries, Worker’s Compensation.  In the event PPG provides services to FHS Members for injuries resulting from the acts of third parties, or resulting from work related injuries, PPG shall have the right to recover from any settlement, award, or recovery from any responsible third-party the full value of Covered Services rendered pursuant to the applicable provisions of the Coverage Certificate and as set forth in the Operations Manual. PPG shall notify FHS of any third party payor and shall, upon request from FHS, provide FHS with an accounting of all such sums recovered.

5.                                       Section 4.10, Occupationally Ill/Injured or Workers’ Compensation shall be deleted in its entirety:

The remainder of Article IV, Compensation, shall be renumbered accordingly.

6.                                       Section 6.6, Termination of an Affiliate, shall be amended to add the following paragraph:

In the event the terminated Affiliate under this Section 6.6 is a licensed health care service plan, such Affiliate and PPG understand and agree that Sections 6.7, 6.8 and 6.9 of the Agreement shall apply to such Affiliate and the Members of such Affiliate.

7.                                       A new Section 8.5, Provider Dispute Resolution Procedure, shall be inserted to read as follows:

1

8.5           Provider Dispute Resolution Procedure.  FHS has established a Provider Dispute Resolution Procedure under which PPG may submit disputes to FHS. The Provider Dispute Resolution Procedure which contains the procedures for processing and resolving such disputes including the location and telephone number where information regarding disputes may be submitted, is set forth in the Operations Manual. Any provider dispute which is not resolved informally through the Provider Dispute Resolution Procedure may be submitted for arbitration as provided in Section 8.6 below.

The remainder of Article VIII, General Provisions, is renumbered accordingly.

Except as so amended, all other provisions of the Agreement shall remain unchanged and in effect.